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                                                                    EXHIBIT 99.1

Friday July 23, 2:41 pm Eastern Time

Company Press Release

SOURCE: Ride Sports

                               Ride To Merge With K2

PRESTON, Wash., July 23 /PRNewswire/ -- Ride, Inc. (OTC Bulletin Board: RIDE -news) announced today that it has signed a definitive agreement to merge with K2 Inc. (NYSE: KTO - news), a Los Angeles, California-based designer, manufacturer, and marketer of brand name sporting goods, other recreational products, and industrial products including the well known brand names of K2 and Olin alpine skis, K2 snowboards, boots, and bindings, K2 in- line skates, Stearns sports equipment, Shakespeare fishing tackle, K2 bikes and Dana Design backpacks. The Company's other recreational products include Hilton corporate casuals, and Planet Earth skateboard and snowboard products. K2's industrial products include Shakespeare extruded monofilaments, marine antennas and fiberglass light poles.

"There are many compelling reasons for the company to join forces with K2," stated Robert Marcovitch, president and chief executive officer of Ride Inc. "The strong market position of Ride and its family of brands combined with K2's reputation for innovation and financial strength will help solidify the combined company's position in the growing snowboard category. Furthermore, the synergies afforded by the combination will enhance Ride's ability to continue to develop and manufacture the technically innovative, superior quality products our customers around the world have come to come to expect."

"This acquisition will enable us to create one of the strongest snowboard organizations in the world," said Richard M. Rodstein, president and chief executive officer of K2 Inc. "This is an exciting acquisition of one of the early innovators in the snowboard business. Ride's demonstrated ability to design innovative and high quality snowboards, strap and step-in bindings and snowboards boots and apparel have resulted in upward momentum for its brands in the marketplace. While it is our intention to maintain the distinctiveness of the Ride brand, we see exciting opportunities to combine the talents of our companies that will enable us to deliver higher quality products, more new products, and higher service levels to our valued customer base. The acquisition creates an opportunity to benefit from the synergistic combination and to leverage each company's strengths in different markets to grow our global presence."

Under the terms of the agreement, K2 will acquire all outstanding shares of common stock of Ride Inc., in exchange for shares of K2 Inc. common stock. The shareholders of Ride Inc. will receive a fraction of a K2 share with an approximate value of $1.00 for each share of Ride stock owned. The exact exchange ratio will be determined by dividing $1.00 by the market price of K2 stock during a five day period prior to the merger, but not less than $10 nor more than $12. Based on the current number of Ride Inc. shares outstanding, the value of the transaction is approximately $14.3 million. In the aggregate, K2 will issue 1.4 million shares at closing and will reserve approximately 324,000 additional shares for possible future issuance on exercise of options and warrants.

The merger transaction is expected to close within 100 days and will be accounted for as a purchase. The board of directors of both companies have approved the agreement. The transaction is subject to the approval of Ride Inc. shareholders and satisfaction of regulatory requirements and other customary terms and conditions.

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Established in 1992, Ride is headquartered at the foothills of the Cascade
Mountains, in Preston, Washington. For passionate action sports enthusiasts of all ages, Ride represents an uncompromised approach to fun and provides superior product and lifestyle experiences under the brand names: Ride, Liquid, 5150, Fulltilt, and Smiley Hats.

To the extent this Press Release discusses financial projections, information or expectations about Ride, Inc.'s products or markets, or otherwise makes statements about the future, such statements are forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from statements made. Factors which could cause actual results to differ materially include, but are not limited to, those set forth in the "Risk Factors" section of the Company's 1998 10-K, as well as any additional disclosures in the Company's most recent quarterly report on Form 10-Q, each as filed with the Securities and Exchange Commission.

SOURCE: Ride Sports